Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2012 with respect to the financial statements and financial highlights of GSV Capital Corp. (formerly NeXt Innovation Corp.) for the period from January 6, 2011 (date of inception) to December 31, 2011 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and the Prospectus, and to the use of our name as it appears under the captions “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP

San Francisco, California
May 7, 2012